EXHIBIT 7.1

to Annual Report

on Form 20-F

Statement Explaining How Certain Ratios Were Calculated in Annual Report

The leverage ratio of Chalco is calculated using our total debt divided by the aggregate of our total debt plus owners' equity. Our leverage ratio was 66.8% (RMB10,094,637 divided by the sum of RMB10,094,637 and RMB5,026,099), 43.5% (RMB10,869,941 divided by the sum of RMB10,869,941 and RMB14,096,085) and 39.3% (RMB10,052,572 divided by the sum of RMB10,052,572 and RMB15,523,947) as of December 31, 2000, 2001 and 2002, respectively.

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